                                                                    Exhibit 10.8

                         TEST SYSTEMS STRATEGIES, INC.
                             EMPLOYMENT AGREEMENT

EMPLOYEE:       Dan Skilken
EFFECTIVE DATE: November 20, 1993


     This Agreement is entered into as of the above date between Test Systems Strategies, Inc., an Oregon corporation (hereinafter "TSSI") and the above referenced employee (hereinafter "Skilken").

     1.   Employment and Duties.  TSSI hereby employs Skilken to serve and
          ---------------------
perform in the role of Vice President of World Wide Marketing reporting to the Chief Executive Officer. Skilken agrees to perform the duties of this position to the best of his ability, and to devote full time and attention to the transaction of TSSI's business.

     2.   Term.
          ----

          (a) This agreement shall have an initial term of four years, unless sooner terminated in accordance with subsection 2(b)-(e) below. After the initial term of four years, or any extension term, the term of the agreement shall be automatically extended for additional one-year terms unless terminated by either party with at least 90 days advance written notice prior to the end of the then current term. Both parties acknowledge that the employment created herein is Employment-at-Will, and may be terminated with or without cause under the terms stated herein.

          (b) Notwithstanding the foregoing, this agreement may be immediately terminated by the Chief Executive Officer in the event that Skilken willfully abandons the duties of his position or engages or becomes engaged in any criminal practice which the Chief Executive Officer reasonably determines is detrimental or harmful to the good name, goodwill or reputation of TSSI, or which does or could adversely effect the interests of TSSI. Termination under this paragraph 2(b) is "Termination for Cause."

          (c) In the event that this agreement is terminated for reasons other than those specified in paragraph 2(b) or in the event that the TSSI Chief Executive Officer requires Skilken to perform in any role other than as Vice President of World Wide Marketing without Skilkens consent, then TSSI shall pay Skilken $10,416.00 per month plus all current benefits for twelve (12) months, provided however, that if Skilken accepts full-time employment from another party prior to the expiration of twelve (12) months after Skilken's termination, this $10,416.00 per month payment plus benefits shall immediately terminate. In addition, all shares granted to Skilken under paragraph (3)c shall be 100% vested.

          (d) In the event of an IPO or Sale of at least 20% of TSSI assets, Skilken shall serve as Vice President of World Wide Marketing of the successor company and all terms of this agreement shall apply. In the event that Skilken is not selected to serve in this role and under these terms, then Skilken shall receive all compensation, benefits, and vesting described in Section (3)c.

          (e)  In the event that Skilken voluntarily resigns within forty-eight
(48) months after Effective Date, all of TSSI's obligations under this agreement shall terminate. In addition, in the event that Skilken voluntarily resigns within forty-eight (48) months after Effective Date, and Gerhard is still CEO or a Board Member of TSSI, then Skilken agrees (i) to resell to TSSI all ISO shares at the purchase price or (.01) per share whichever is greater or return to TSSI all of the proceeds from the sale of all shares that would not have been vested under the four (4) year vesting schedule.

          (f) Notwithstanding the above, termination of this agreement shall not release Skilken from any obligations under sections 4, 5, 6 and 7 hereof.

     3.   Compensation.  In consideration of the services to be performed by
          ------------
Skilken.  TSSI agrees to pay Skilken compensation consisting of the following:

          (a) Base Salary of $10,416.00 per month, paid twice monthly and prorated and beginning on the first pay period following the date agreed upon by Skilken and the Chief Executive Officer, and reviews for change in the first calendar quarter of each year of employment.

          (b) Annual bonus of up to 25% of base salary, as determined by the terms and conditions specified in the Executive Bonus Plan as provided to Skilken.

          (c) Incentive stock option grant of 175,000 shares at (.01) per share of TSSI's common stock under the terms and conditions defined in the TSSI Incentive Stock Option Plan. These options will vest over a four year period. The first 25% will vest after your first twelve (12) months of employment with the remaining stock to vest at 1/36th per month. In the event of an initial public offering by TSSI, Skilken shall have piggyback rights equal to that of all the officers of TSSI, including the Chief Executive Officer of TSSI.

          (d) Right to purchase up to $50,000 of TSSI's Preferred E Stock under the same terms and conditions as all other Preferred E investors, if a Preferred E round is offered.

          (e)  All benefits as specified in the TSSI's handbook.

          (f) In addition, to assist you with relocation to your new home in Oregon, the company will provide you with a package, which will pay up to a 6% real estate fee upon the sale of your current home, expenses at cost for moving your household goods, incidental moving expenses as agrreeed by you, the CEO and the CFO and temporary living expenses of up to $1,200.00 per month for up to six
(6) months, while you are in the transition period.

     4.   Confidentiality.  Skilken acknowledges that certain customer lists,
          ---------------
design work, and related information, equipment, computer software, and other proprietary products, whether of technical or non technical nature, including but not limited to schematics, drawings, models, photo graphs, sketches, blueprints,. printouts, and program listings of TSSI, collectively referred to as "Technology," were and will be designed and developed by TSSI at great expense and over lengthy periods of time, are secret and confidential, are unique and constitute the exclusive property and trade secrets of TSSI, and that any use or disclosure of such Technology, except in accordance with and under the provisions of this or any other written agreements between the parties, would be wrongful and would cause irreparable injury to TSSI. Skilken therefore agrees that he will not, at any time, without the express written consent of TSSI, publish, disclose or divulge to any person, farm or corporation any of the technology, nor will Skilken use, directly or indirectly, for Skilken's own benefit or the benefit of any other person, firm or corporation, any of the technology, except in accordance with this agreement, or other written agreements between the partes.

     5.   Inventions.  All original written material including programs, charts,
          ----------
schematics, drawings, tables, tapes, listings and technical documentation which are prepared partially or solely by Skilken in connection with employment by TSSI, shall belong exclusively to TSSI.

     6.   Return of Documents.  Skilken acknowledges that all originals and
          -------------------
copies of records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of TSSI or containing any confidential information of TSSI shall be the sole and exclusive property of TSSI, and shall be returned to TSSI upon the termination of employment for any reason whatsoever, or upon the written request of TSSI.

     7.   Compliance.  Skilken agrees to comply with all of TSSI's written
          ----------
employment policies, guidelines and procedures, as contained in an employment manual, including revisions and additions thereto.

     8.   Injunction.  In addition to all other legal rights and remedies, TSSI
          ----------
shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief of any actual or threatened violation of any term hereof without requirement of bond, as well as an equitable accounting of all profits or benefits arising out of such violation.

     9.   Waiver.  The waiver by either party of a breach of any provision of
          ------
this agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

     10.  Disputes.  The legal relations of the parties hereunder, and all other
          --------
matters hereunder, shall be governed by the laws of the State of Oregon. Unresolved disputes shall be resolved in a court of competent jurisdiction in Washington County, Oregon, and all parties hereto consent to the jurisdiction of such court.

     11.  Entire Agreement.  This agreement sets forth the entire agreement
          ----------------
between the parties hereto, and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. No modification or amendment hereof is effective unless in writing and signed by both parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.

"EMPLOYER":                               TEST SYSTEMS STRATEGIES, INC.,
                                          an Oregon corporation



                                          By: /s/ Larry J. Gerhard
                                              ----------------------------------

                                          Name:   Larry J. Gerhard
                                                --------------------------------

                                          Title:  President and CEO
                                                --------------------------------


"EMPLOYEE":
                                          /s/ Dan Skilken
                                          --------------------------------------
                                          Dan Skilken